AMENDMENT


         AMENDMENT made as of November 30, 2001 to that certain Custody Agreement dated as of May 11, 1999 between The STI Classic Funds with respect to the International Equity Fund and the International Equity Index Fund and the Strategic Income Fund (each a "Fund") and The Bank of New York ("Custodian") (such Custody Agreement hereinafter referred to as the "Custody Agreement").

                                   WITNESSETH:

         WHEREAS, Rule 17f-7 under the Investment Company Act of 1940, as amended (the "Rule"), was adopted on June 12, 2000 by the Securities and Exchange Commission;

         WHEREAS, each Fund and Custodian desire to amend the Custody Agreement to conform to the Rule;

         NOW, THEREFORE, each Fund and Custodian hereby agrees as follows:

         A. The following new Article is hereby added to the Custody Agreement:

                              FOREIGN DEPOSITORIES

         1. As used in this Article, the term "Foreign Depository" shall mean each Eligible Securities Depository as defined in Rule 17f-7 under the Investment Company Act of 1940, as amended (the "Rule"), identified by Custodian to the Fund from time to time, and their respective successors and nominees.

         2. Notwithstanding any other provision in this Agreement, the Fund hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon any delivery of a Certificate or any giving of Oral Instructions, Instructions, or Written Instructions, as the case may be for a Fund, that such Fund or its investment adviser has determined that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of the Rule.

         3. With respect to each Foreign Depository to be utilized by a Fund, Custodian shall exercise reasonable care, prudence, and diligence such as a person having responsibilities for the safekeeping of the Fund's assets would exercise (i) to provide such Fund or its investment adviser with an analysis of the custody risks associated with maintaining assets with the Foreign Depository, and (ii) to monitor such custody risks on a continuing basis and promptly notify the Fund of any material change in such risks. Consistent with such reasonable care, prudence and diligence, each such Fund acknowledges and agrees, first, that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians, from trade associations of which Custodian is a member from time to time, or through publicly available information otherwise obtained by Custodian, and shall not include any evaluation of Country Risks, and, second, that information supplied by Custodian with respect to the status of an institution as a Foreign Depository or utilized by Custodian to conclude that an institution is a Foreign Depository shall be limited to information supplied by such institution without any independent verification. As used herein the term "Country Risks" shall mean with respect to any Foreign Depository: (a) the financial infrastructure of the country in which it is organized, but not of any Foreign Depository to the extent covered by an analysis described in clause (i) of this Section, (b) such country's prevailing custody and settlement practices, (c) nationalization, expropriation or other governmental actions, (d) such country's regulation of the banking of securities industry, (e) currency controls, restrictions, devaluations or fluctuations, and
(f) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

         B. Each party represents to the other that this Amendment has been duly executed.

         C. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, shall, together, constitute only one amendment.


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         IN WITNESS WHEREOF, the Fund and Custodian have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

                                    THE STI CLASSIC FUNDS WITH RESPECT TO
                                    THE INTERNATIONAL EQUITY FUND AND
                                    THE INTERNATIONAL EQUITY INDEX FUND
                                    AND THE STRATEGIC INCOME FUND


                                    By:  /s/ Timothy D. Barto
                                         ---------------------------------------
                                    Title: Vice President
                                    Tax Identification No.:


                                    THE BANK OF NEW YORK


                                    By:  /s/ Jorge Ramos
                                         ---------------------------------------
                                    Title: Jorge Ramos
                                    Vice President